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                                                                    Exhibit 10.1

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                      AMENDED AND RESTATED CREDIT AGREEMENT

                                  BY AND AMONG

                           TRANSTECHNOLOGY CORPORATION

                                  AS BORROWER,

                     THE LENDERS THAT ARE SIGNATORIES HERETO

                                 AS THE LENDERS,

                           WELLS FARGO FOOTHILL, INC.

                  AS CO-LEAD ARRANGER AND ADMINISTRATIVE AGENT

                                       AND

                                 AC FINANCE LLC

                               AS CO-LEAD ARRANGER

                             DATED AS OF MAY 1, 2006

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                      AMENDED AND RESTATED CREDIT AGREEMENT

          THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), is entered into as of May 1, 2006, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO FOOTHILL, INC., a California corporation, as co-lead arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, "Administrative Agent"), AC FINANCE LLC, as co-lead arranger, and TRANSTECHNOLOGY CORPORATION, a Delaware corporation ("Borrower").

                                   WITNESSETH

          WHEREAS, Borrower, certain lenders, Wells Fargo Foothill, Inc., as the administrative agent for such lenders, Ableco Finance LLC, a Delaware limited liability company, as term loan B and term loan C agent (the "Original Lenders"), are parties to a Credit Agreement dated as of November 10, 2004 (the "Original Credit Agreement"); and

          WHEREAS, Original Term Loan C (as defined below) has been repaid in full, and the parties hereto desire to amend, restate and modify, but not extinguish, the Original Credit Agreement in its entirety as hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

     1.1. DEFINITIONS. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

     1.2. ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. In calculating compliance with any of the financial covenants (and related definitions), any amounts taken into account in making such calculations that were paid, incurred or accrued in violation of any provision of this Agreement shall be added back or deducted, as applicable, in order to determine compliance with such covenants.

     1.3. CODE. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

     1.4. CONSTRUCTION. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms "includes" and "including" are not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase "and/or." The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes,

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extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein or in any other Loan Document to the satisfaction or repayment in full of the Obligations shall mean the repayment in full in cash (or cash collateralization in accordance with the terms hereof) of all Obligations other than unasserted contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and that are not required by the provisions of this Agreement to be repaid or cash collateralized. Any reference herein to any Person shall be construed to include such Person's successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record and any Record so transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

     1.5. SCHEDULES AND EXHIBITS. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOAN AND TERMS OF PAYMENT.

     2.1. REVOLVER ADVANCES.

          (a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Revolver Commitment agrees (severally, not jointly or jointly and severally) to make advances ("Advances") to Borrower in an amount at any one time outstanding not to exceed such Lender's Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage at such time, and (ii) the Borrowing Base at such time less the Letter of Credit Usage at such time.

          (b) Anything to the contrary in this Section 2.1 notwithstanding, Administrative Agent shall have the right to establish reserves against the Borrowing Base in such amounts, and with respect to such matters, as Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, including reserves (i) with respect to (A) sums that Borrower or its Subsidiaries are required to pay under any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, and (B) amounts owing by Borrower or its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Administrative Agent likely would have a priority superior to the Agent's Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (ii) after the occurrence and during the continuance of an Event of Default, with respect to such other matters as Administrative Agent in its Permitted Discretion shall deem necessary or appropriate. In addition to the foregoing, subject to the limitations set forth in the Fee Letter, Administrative Agent shall have the right to have Borrower's Inventory reappraised by a qualified appraisal company selected by Administrative Agent from time to time after the Closing Date for the purpose of re-determining the Borrowing Base.

          (c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Advances, together with interest accrued thereon, shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.


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          (d) In no event shall any Lender be obligated to make any Advances or extend any credit to Borrower, if after giving effect to any such advances or extensions of credit, the sum of the Revolver Usage plus the aggregate outstanding principal amount of the Term Loans would exceed the Facility Limiter Amount.

     2.2. TERM LOANS.

          (a) Immediately prior to the Closing Date, the aggregate outstanding principal amount of the Original Term Loans was $41,424,531.16 (the "Original Term Loan Outstanding Amount"). Immediately prior to the Closing Date, pursuant to the Lender Assignment, each Lender shall acquire a percentage of Original Term Loan made by the Original Lenders under the Original Credit Agreement as so specified in the Lender Assignment. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein, on the Closing Date, the Original Term Loans shall automatically, and without any action on the part of any Person, be deemed to be converted into and a part of the Term Loans and Advances under this Agreement as follows: $20,000,000 shall be deemed to be converted into and a part of the Term Loan A; and $20,000,000 shall be deemed to be converted into and a part of the Term Loan B; and $1,424,531.16 shall be deemed to be converted into an Advance hereunder. The Lenders shall, through the Administrative Agent, make such adjustments among themselves as shall be necessary so that after giving effect to such assignments and adjustments each Lender shall hold its Pro Rata Share of the Term Loans and the outstanding Advances, provided, that, for each Lender, such amount shall not be greater than each such Lender's Term Loan A Commitment or Term Loan B Commitment or Revolver Commitment, as the case may be. On or prior to the Closing Date, the Administrative Agent shall notify each Lender of any assignments or adjustments that the Administrative Agent deems necessary or advisable such that, after giving effect to the transactions contemplated to occur on the Closing Date, each Lender's interest in the Term Loans and the Advances shall be in accordance with the Commitments set forth opposite its name on Schedule C-1. All such assignments shall be deemed to occur hereunder automatically on the Closing Date and without any requirement for additional documentation, and, in the case of any such assignment, the assigning party shall represent and warrant to each assignee that it has not created any adverse claim upon the interest being assigned and that such interest is free and clear of any adverse claim. Each Lender hereby agrees to give effect to the instructions of the Administrative Agent to such Lender contained in the notice described above.

          (b) Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Loan A Commitment shall be deemed to have made (severally, not jointly or jointly and severally) term loans (collectively, the "Term Loan A") to Borrower in an amount equal to such Lender's Pro Rata Share of the Term Loan A Amount. The Term Loan A shall be repaid in monthly installments, each in an amount equal to one-eighty-fourth (1/84th) of the Term Loan A Amount, plus accrued and unpaid interest on such amounts, such installments to be due and payable on the first day of each month commencing on July 1, 2006, and continuing until and including the Maturity Date, on which the date the unpaid principal balance of Term Loan A would be due and payable in full. The outstanding unpaid principal balance and all accrued and unpaid interest on Term Loan A shall be due and payable on the date of termination of this Agreement, whether by its terms, by prepayment, or by acceleration. All amounts outstanding under the Term Loan A shall constitute Obligations. Once any portion of Term Loan A has been paid or prepaid, it may not be reborrowed.

          (c) Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Loan B Commitment shall be deemed to have made (severally, not jointly or jointly and severally) term loans (collectively, the "Term Loan B" and collectively with the Term Loan A, the "Term Loans") to Borrower in an amount equal to such Lender's Pro Rata Share of the Term Loan B Amount. The Term Loan B shall be repaid in quarterly installments, each in an amount equal to $50,000, plus accrued and unpaid interest on such amount, such installments to be due and payable on the first day of each fiscal quarter commencing on January 1, 2007, and continuing until and including the Maturity Date, on which the date the unpaid principal balance of Term Loan B would be due and payable in full. Notwithstanding anything to the contrary in this Section 2.2(c), in the event that a Default or Event of Default has occurred and is continuing at


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the time that a payment of Term Loan B is required pursuant to this Section
2.2(c), or would result therefrom, then (x) no such payment of Term Loan B shall be made and (y) Administrative Agent shall apply such amounts to the payment of the Term Loan A. All amounts outstanding under Term Loan B shall constitute Obligations. Once any portion of Term Loan B has been paid or prepaid, it may not be reborrowed.

          (d) Notwithstanding anything to the contrary contained in this Section 2.2, if Excess Availability would be less than $2,000,000 immediately after giving effect to any payment that is required to be made in respect of the Term Loan B pursuant to Section 2.2(c), then such payment shall not be made to the extent that Excess Availability would be less than $2,000,000 immediately after giving effect thereto (such shortfall amount, the "Amortization Shortfall"); provided, however, that if, on or after such date, Excess Availability would exceed $2,000,000 after giving effect to the Amortization Shortfall, Administrative Agent shall (and is hereby authorized by Borrower to) make one or more Advances to Borrower in the amount of the Excess Availability Shortfall and apply such Advances to make a principal payment in respect of Term Loan B.

     2.3. BORROWING PROCEDURES AND SETTLEMENTS.

          (a) PROCEDURE FOR BORROWING. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Administrative Agent. Unless Swing Lender is not obligated to make a Swing Loan pursuant to
Section 2.3(b) below, such notice must be received by Administrative Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Administrative Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Administrative Agent's election, in lieu of delivering the above-described written request, any Authorized Person may give Administrative Agent telephonic notice of such request by the required time. In such circumstances, Borrower agrees that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

          (b) MAKING OF SWING LOANS. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date plus the amount of the requested Advance does not exceed $1,000,000 or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender pursuant to this Section 2.3(b) being referred to as a "Swing Loan" and such Advances being referred to collectively as "Swing Loans") available to Borrower on the Funding Date applicable thereto by transferring immediately available funds to Borrower's Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or
(ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans.


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          (c) MAKING OF LOANS.

               (i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to
Section 2.3(a), Administrative Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender's Pro Rata Share of the requested Borrowing available to Administrative Agent in immediately available funds, to Agent's Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Administrative Agent's receipt of the proceeds of such Advances (or the Term Loans, as applicable), Administrative Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Administrative Agent to the Designated Account; provided, however, that subject to the provisions of Section 2.3(d)(ii), Administrative Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Administrative Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.

               (ii) Unless Administrative Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Administrative Agent for the account of Borrower the amount of that Lender's Pro Rata Share of the Borrowing, Administrative Agent may assume that each Lender has made or will make such amount available to Administrative Agent in immediately available funds on the Funding Date and Administrative Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Administrative Agent in immediately available funds and Administrative Agent in such circumstances has made available to Borrower such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Administrative Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Administrative Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Administrative Agent shall constitute such Lender's Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Administrative Agent on the Business Day following the Funding Date, Administrative Agent will notify Borrower of such failure to fund and, upon demand by Administrative Agent, Borrower shall pay such amount to Administrative Agent for Administrative Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

               (iii) Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrower to Administrative Agent for the Defaulting Lender's benefit, and, in the absence of such transfer to the Defaulting Lender, Administrative Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender's Advance was funded by the other members of the Lender Group) or, if so directed by Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender's Advance was not funded by the Lender Group), retain same to be re-advanced to Borrower as if such Defaulting Lender had made Advances to Borrower. Subject to the foregoing, Administrative Agent may hold and, in its Permitted Discretion, re-lend to Borrower for the account of such Defaulting Lender the amount of all such payments received and retained by Administrative Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters


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with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a "Lender" and such Lender's Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Administrative Agent, and Borrower shall have waived such Defaulting Lender's default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Administrative Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrower of its duties and obligations hereunder to Administrative Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrower at its option, upon written notice to Administrative Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be acceptable to Administrative Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (other than Bank Product Obligations, but including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided, however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups' or Borrower's rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.

          (d) PROTECTIVE ADVANCES AND OPTIONAL OVERADVANCES.

               (i) Administrative Agent hereby is authorized by Borrower and the Lenders, from time to time in Administrative Agent's sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrower on behalf of the Lenders that Administrative Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations), or (3) to pay any other amount chargeable to Borrower pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as "Protective Advances").

               (ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Administrative Agent or Swing Lender, as applicable, and either Administrative Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrower notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than an amount equal to the lesser of (x) 10% of the Borrowing Base then in effect and (y) $1,000,000, (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount, and (C) at the time of making any such Advance, Administrative Agent does not believe, in good faith, that the Overadvance created by such Advance will be outstanding for more than 90 days. In the event Administrative Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Administrative Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Administrative Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders with Revolver Commitments thereupon shall, together with Administrative Agent, jointly determine the terms of arrangements that shall be


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implemented with Borrower intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrower to an amount permitted by the preceding paragraph. In such circumstances, if any Lender with a Revolver Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender with a Revolver Commitment shall be obligated to settle with Administrative Agent as provided in Section 2.3(e) for the amount of such Lender's Pro Rata Share of any unintentional Overadvances by Administrative Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.

               (iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and all payments on the Protective Advances shall be payable to Administrative Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Administrative Agent's Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Administrative Agent, Swing Lender, and the Lenders and are not intended to benefit Borrower in any way.

               (iv) Notwithstanding anything to the contrary contained in this Agreement, the aggregate principal amount of Protective Advances and Overadvances outstanding at any time shall not exceed $1,200,000.

          (e) SETTLEMENT. It is agreed that each Lender's funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender's Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Administrative Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:

               (i) Administrative Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by Administrative Agent, (1) on behalf of Swing Lender, with respect to the outstanding Swing Loans, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrower's or its Subsidiaries' Collections received, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the "Settlement Date"). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender's balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Administrative Agent shall, by no later than 12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender's balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender's Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent's Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Administrative


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Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender's Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Administrative Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Administrative Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

               (ii) In determining whether a Lender's balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender's Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Administrative Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Administrative Agent with respect to principal, interest, fees payable by Borrower and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Administrative Agent to that Lender as part of such next Settlement.

               (iii) Between Settlement Dates, Administrative Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Administrative Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender's Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to Swing Lender's Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Administrative Agent for the accounts of the Lenders, and Administrative Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Administrative Agent with respect to Protective Advances, and each Lender (subject to the effect of any agreements between Administrative Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Administrative Agent, or the Lenders, as applicable.

          (f) NOTATION. Administrative Agent shall record on its books the principal amount of the Advances (or portion of the Term Loans, as applicable) owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Administrative Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.

          (g) LENDERS' FAILURE TO PERFORM. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

     2.4. PAYMENTS.

          (a) PAYMENTS BY BORROWER.

               (i) Except as otherwise expressly provided herein, all payments by Borrower shall be made to Agent's Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Administrative Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

               (ii) Unless Administrative Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Administrative Agent may assume that Borrower has made (or will make) such payment in full to Administrative Agent on such date in immediately available funds and Administrative Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Administrative Agent on the date when due, each Lender severally shall repay to Administrative Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

          (b) APPORTIONMENT AND APPLICATION.

               (i) So long as no Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses (other than fees or expenses that are for Administrative Agent's separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrower shall be remitted to Administrative Agent and all (subject to Section 2.4(b)(iv) hereof) such payments, and all proceeds of Collateral received by Administrative Agent, shall be applied, so long as no Event of Default has occurred and is continuing, to reduce the balance of the Advances outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

               (ii) At any time that an Event of Default has occurred and is continuing and except as otherwise provided with respect to Defaulting Lenders, all payments remitted to Administrative Agent and all proceeds of Collateral received by Administrative Agent shall be applied as follows:

                    (A) first, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Administrative Agent under the Loan Documents, until paid in full,

                    (B) second, to pay any fees or premiums then due to Administrative Agent under the Loan Documents until paid in full,

                    (C) third, to pay interest due in respect of all Protective Advances until paid in full,

                    (D) fourth, to pay the principal of all Protective Advances until paid in full,

                    (E) fifth, ratably to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

                    (F) sixth, ratably to pay any fees or premiums then due to any or all of the Lenders (other than the Term Loan Lender),

                    (G) seventh, ratably to pay interest due in respect of the Advances (other than Protective Advances), the Swing Loans, and the Term Loan A until paid in full,

                    (H) eighth, ratably (i) to pay the principal of all Swing Loans until paid in full, (ii) to pay the principal of all Advances until paid in full, (iii) to Administrative Agent, to be held by Administrative Agent, for the ratable benefit of Issuing Lender and those Lenders having a Revolver Commitment, as cash collateral in an amount up to 105% of the Letter of Credit Usage, (iv) to Administrative Agent, to be held by Administrative Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default, and (v) to pay the outstanding principal balance of the Term Loan A (in the inverse order of the maturity of the installments due thereunder) until the Term Loan is paid in full,

                    (I) ninth, to pay fees due in respect of Term Loan B until paid in full,

                    (J) tenth, to pay interest due in respect of Term Loan B until paid in full,

                    (K) eleventh, to pay the outstanding principal balance of Term Loan B until paid in full (in the inverse order of maturity of the installments due thereunder),

                    (L) twelfth, to pay any other Obligations (including the provision of amounts to Administrative Agent, to be held by Administrative Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Administrative Agent in its Permitted Discretion as the amount necessary to secure Borrower's and its Subsidiaries' obligations in respect of Bank Products), and

                    (M) thirteenth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

               (iii) Administrative Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

               (iv) In each instance, so long as no Event of Default has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Administrative Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

               (v) For purposes of Section 2.4(b)(ii), "paid in full" means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

               (vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in any other Loan Document, it is the intention of the parties hereto that such provisions shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section
2.4 shall control and govern.

          (c) PREPAYMENTS. All prepayments under this Section shall be made in accordance with Section 2.4(a).

               (i) OPTIONAL PREPAYMENTS. The Term Loans may be voluntarily prepaid in full or in part at any time; provided, however, that (A) no Event of Default shall have occurred or be continuing either immediately before or immediately after such prepayment and (B) Excess Availability is not less than $2,000,000 immediately after giving effect to such prepayment. Each such prepayment shall (x) be applied first, to the outstanding principal amount of the Term Loan A, in the inverse order of maturity, until paid in full, and second, to the outstanding principal amount of the Term Loan B, in the inverse order of maturity, until paid in full and (y) be accompanied by the payment of the interest accrued on the amount prepaid to the date of such prepayment.

               (ii) MANDATORY PREPAYMENTS.

                    (A) Borrower shall immediately prepay the outstanding principal amount of the Term Loans in the event that the Revolver Commitment is terminated for any reason.

                    (B) Subject to Section 5.8(b), upon the receipt by Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall immediately prepay the outstanding principal of the Term Loans and the Advances in accordance with Section 2.4(d)(i) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

                    (C) Upon the sale or issuance by Borrower or any of its Subsidiaries of any shares of Stock, Borrower shall prepay the outstanding principal amount of the Term Loans and the Advances in accordance with Section 2.4(d)(i) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith. The provisions of this subsection (C) shall not be deemed to be implied consent to any issuance, incurrence or sale otherwise prohibited by the terms and conditions of this Agreement.

                    (D) Within 10 days of delivery to Administrative Agent and Lenders of audited annual financial statements pursuant to Section 5.3, commencing with the delivery to Administrative Agent and Lenders of the financial statements for the fiscal year ended March 31, 2007 or, if such financial statements are not delivered to Administrative Agent and Lenders on the date such statements are required to be delivered pursuant to Section 5.3, 10 days after the date such statements are required to be delivered to Administrative Agent and Lenders pursuant to Section 5.3, Borrower shall prepay the outstanding principal amount of the Term Loans and the Advances in accordance with Section 2.4(d)(ii) in an amount equal to 50% of the Excess Cash Flow of Borrower and its Subsidiaries for such fiscal year.

                    (E) If on any date the sum of the Revolver Usage plus the outstanding aggregate principal amount of Term Loans exceeds the Facility Limiter Amount, Borrower, shall immediately prepay the outstanding principal amount of the Term Loans and the Advances in accordance with Section 2.4(d)(iii) in an amount equal to the amount of such excess.

          (d) APPLICATION OF PAYMENTS.

               (i) Each prepayment pursuant to Section 2.4(c)(ii)(B) or Section 2.4(c)(ii)(C) above shall, subject to Section 5.8, be applied (A) so long as no Default or Event of Default has occurred and is continuing, first, to the outstanding principal amount of the Term Loan A, until paid in full, second, to the outstanding principal amount of the Term Loan B, until paid in full, and third, to the outstanding principal amount of the Advances, and (B) if a Default or Event of Default shall have occurred and be continuing, in the manner set forth in Section 2.4(b)(ii). Any prepayment of the Term Loans in accordance with this clause (i) shall be applied against the remaining installments of principal thereof in the inverse order of maturity.

               (ii) Each prepayment pursuant to Section 2.4(c)(ii)(D) above shall be applied (A) so long as no Default or Event of Default has occurred and is continuing, first, to the outstanding principal amount of the Term Loan B, until the Term Loan B is either prepaid in the amount of the ECF Recapture Amount or paid in full, whichever occurs first, second, ratably to the outstanding principal amount of the Term Loans, until paid in full, and third, to the outstanding principal amount of the Advances, and (B) if a Default or Event of Default shall have occurred and be continuing, in the manner set forth in Section 2.4(b)(ii). Any prepayment of Term Loans in accordance with this clause (ii) shall be applied against the remaining installments of principal thereof in the first order of maturity.

               (iii) Each prepayment pursuant to Section 2.4(c)(ii)(E) above shall be applied first, to the payment of the Advances until paid in full, second, to the cash collateralization of the outstanding Letters of Credit in an amount equal to 105% of the extant Letter of Credit Usage, third, to the outstanding principal amount of the Term Loan A, until paid in full, and fourth, to the outstanding principal amount of the Term Loan B, until paid in full. Any prepayment of the Term Loans in accordance with this clause (iii) shall be applied against the remaining installments of principal thereof in the first order of maturity.

               (iv) Notwithstanding anything to the contrary contained in this
Section 2.4(d), if Excess Availability would be less than $2,000,000 immediately after giving effect to any prepayment that is required to be allocated to the Term Loan B pursuant to Section 2.4(c), then such payment, instead of being allocated to the Term Loan B, will be applied, first, to outstanding principal amount of the Advances in the amount necessary to increase Excess Availability to $2,000,000 (such amount, the "Excess Availability Shortfall") and Administrative Agent shall establish and maintain a corresponding temporary reserve against Availability and the Maximum Revolver Amount in an amount equal to the Excess Availability Shortfall (the "Temporary Reserve"), and second, to the extent remaining, to the Term Loan B; provided, however, that if, on or after such date, Excess Availability (calculated without taking into account the Temporary Reserve) would exceed $2,000,000 (after giving effect to the Excess Availability Shortfall), Administrative Agent shall (and is hereby authorized by Borrower to) make one or more Advances to Borrower in the amount of the Excess Availability Shortfall and apply such Advances to prepay the outstanding principal amount of the Term Loan B, and each such prepayment shall reduce the Temporary Reserve by the amount of such prepayment.

          (e) INTEREST AND FEES. Any prepayment made pursuant to Section 2.4(c) shall be accompanied by accrued interest and applicable fees on the principal amount being prepaid to the date of prepayment.

          (f) CUMULATIVE PREPAYMENTS. Except as otherwise expressly provided in
Section 2.4(c), payments with respect to any subsection of Section 2.4(c) are in addition to payments made or required to be made under any other subsection of
Section 2.4(c).

     2.5. OVERADVANCES. If, at any time or for any reason, the amount of Obligations owed by Borrower to the Lender Group pursuant to Section 2.1 or
Section 2.12 is greater than any of the limitations set forth in Section 2.1 or
Section 2.12, as applicable (an "Overadvance"), Borrower immediately shall pay to Administrative Agent, in cash, the amount of such excess, which amount shall be used by Administrative

Agent to reduce the Obligations in accordance with the priorities set forth in
Section 2.4(b). Borrower promises to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full on the Maturity Date or, if earlier, on the date on which the Obligations are declared due and payable pursuant to the terms of this Agreement.

     2.6. INTEREST RATES AND LETTER OF CREDIT FEE: RATES, PAYMENTS, AND CALCULATIONS.

          (a) INTEREST RATES. Except as provided in Section 2.6(c) below, all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) whether or not charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance or a portion of the Term Loan A that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, (ii) if the relevant Obligation is a portion of the Term Loan B that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Term Loan B Margin, (iii) if the relevant Obligation is a portion of the Term Loan B that is a Base Rate Loan, at a per annum rate equal to the Base Rate plus the Base Rate Term Loan B Margin, and (vi) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.

          (b) LETTER OF CREDIT FEE. Borrower shall pay Administrative Agent (for the ratable benefit of the Lenders with a Revolver Commitment, subject to any agreements between Administrative Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.

          (c) DEFAULT RATE. Upon the occurrence and during the continuation of an Event of Default (and at the election of Administrative Agent or the Required Lenders),

               (i) all Obligations (except for undrawn Letters of Credit and except for Bank Product Obligations) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2.0 percentage points (2.0%) above the per annum rate otherwise applicable hereunder, and

               (ii) the Letter of Credit fee provided for in Section 2.6(b) shall be increased to 2.0 percentage points (2.0%) above the per annum rate otherwise applicable hereunder.

          (d) PAYMENT. Except as provided to the contrary in Section 2.11 or
Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations or Commitments are outstanding. Borrower hereby authorizes Administrative Agent, from time to time, without prior notice to Borrower, to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including the amounts due and payable with respect to the Term Loans and including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to the Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans. Any interest not paid when due shall be compounded by being charged to the Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans.

          (e) COMPUTATION. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

          (f) INTENT TO LIMIT CHARGES TO MAXIMUM LAWFUL RATE. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

     2.7. CASH MANAGEMENT.

          (a) Borrower shall and shall cause each of its Subsidiaries who hold Deposit Accounts to (i) establish and maintain cash management services of a type and on terms satisfactory to Administrative Agent at one or more of the banks set forth on Schedule 2.7(a) (each a "Cash Management Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all of its and its Subsidiaries' (if any) Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrower or one of its Subsidiaries) into a bank account in Administrative Agent's name (a "Cash Management Account") at one of the Cash Management Banks.

          (b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Administrative Agent and Borrower. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions originated by Administrative Agent directing the disposition of the funds in such Cash Management Account without further consent by Borrower or its Subsidiaries, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, and
(iii) it will forward by, daily sweep, all amounts in the applicable Cash Management Account to the Agent's Account.

          (c) So long as no Default or Event of Default has occurred and is continuing, Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Administrative Agent, and (ii) prior to the time of the opening of such Cash Management Account, Borrower (or its Subsidiary, as applicable) and such prospective Cash Management Bank shall have executed and delivered to Administrative Agent a Cash Management Agreement. Borrower (or its Subsidiaries, as applicable) shall close any of its Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 30 days of notice from Administrative Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Administrative Agent's reasonable judgment, or as promptly as practicable and in any event within 60 days of notice from Administrative Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Administrative Agent's liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Administrative Agent's reasonable judgment.

          (d) Each Cash Management Account shall be a cash collateral account subject to a Control Agreement.

     2.8. CREDITING PAYMENTS. The receipt of any payment item by Administrative Agent (whether from transfers to Administrative Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent's Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Administrative Agent only if it is received into the Agent's Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent's Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Administrative Agent as of the opening of business on the immediately following Business Day.

     2.9. DESIGNATED ACCOUNT. Administrative Agent is authorized to make the Advances and the Term Loans, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrower and made by Administrative Agent or the Lenders hereunder. Unless otherwise agreed by Administrative Agent and Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrower and made by Administrative Agent or the Lenders hereunder shall be made to the Designated Account.

     2.10. MAINTENANCE OF LOAN ACCOUNT; STATEMENTS OF OBLIGATIONS. Administrative Agent shall maintain an account on its books in the name of Borrower (the "Loan Account") on which Borrower will be charged with the Term Loans, all Advances (including Protective Advances and Swing Loans) made by Administrative Agent, Swing Lender, or the Lenders to Borrower or for Borrower's account, the Letters of Credit issued by Issuing Lender for Borrower's account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Administrative Agent from Borrower or for Borrower' account, including all amounts received in the Agent's Account from any Cash Management Bank. Administrative Agent shall render monthly statements regarding the Loan Account to Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after receipt thereof by Borrower, Borrower shall deliver to Administrative Agent written objection thereto describing the error or errors contained in any such statements.

     2.11. FEES. Borrower shall pay to Administrative Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

     2.12. LETTERS OF CREDIT.

          (a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrower (each, an "L/C") or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an "L/C Undertaking") with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrower. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Administrative Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its Permitted Discretion and shall specify (i) the amount of such Letter of Credit,
(ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrower also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:

               (i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or

               (ii) the Letter of Credit Usage would exceed $2,000,000, or

               (iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

          Borrower and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its Permitted Discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrower immediately shall reimburse such L/C Disbursement to Issuing Lender by paying to Administrative Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, if Borrower shall have received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day that Borrower receives such notice, if such notice is received prior to 10:00 a.m., California time, on the date of receipt, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, initially, shall bear interest at the rate then applicable to Advances that are Base Rate Loans. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrower's obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Administrative Agent of any payment from Borrower pursuant to this paragraph, Administrative Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(b) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.

          (b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender with a Revolver Commitment agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrower had requested such Advance and Administrative Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders with Revolver Commitments, the Issuing Lender shall be deemed to have granted to each Lender with a Revolver Commitment, and each Lender with a Revolver Commitment shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of any payments made by the Issuing Lender under such

Letter of Credit. In consideration and in furtherance of the foregoing, each Lender with a Revolver Commitment hereby absolutely and unconditionally agrees to pay to Administrative Agent, for the account of the Issuing Lender, such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrower on the date due as provided in Section 2.12(a), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender with a Revolver Commitment acknowledges and agrees that its obligation to deliver to Administrative Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3. If any such Lender fails to make available to Administrative Agent the amount of such Lender's Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Administrative Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

          (c) Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, Administrative Agent or any other member of the Lender Group. Borrower agrees to be bound by the Underlying Issuer's regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender's interpretations of any L/C issued by Issuing Lender to or for Borrower's account, even though this interpretation may be different from Borrower's own, and Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrower against such Underlying Issuer. Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group's indemnification of any Underlying Issuer; provided, however, that Borrower shall not be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender, Administrative Agent or any other member of the Lender Group. Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.

          (d) Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender's instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.

          (e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrower to Administrative Agent for the account of the Issuing Lender; it being acknowledged and agreed by Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is 0.825% per annum times the undrawn amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time by written notice to Borrower, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.

          (f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):

               (i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or

               (ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Administrative Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Borrower, and Borrower shall pay on demand such amounts as Administrative Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Administrative Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

     2.13. LIBOR OPTION

          (a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrower shall have the option (the "LIBOR Option") to have interest on all or a portion of the Advances or the Term Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan, or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto, (ii) the date on which all or any portion of the Obligations, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrower no longer shall have the option to request that Advances or the Term Loans bear interest at a rate based upon the LIBOR Rate and Administrative Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.

          (b) LIBOR ELECTION.

               (i) Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Administrative Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the "LIBOR Deadline"). Notice of Borrower's election of the LIBOR Option for a permitted portion of the Advances or the Term Loans and an Interest Period pursuant to this Section shall be made by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent before the LIBOR Deadline, or by telephonic notice received by Administrative Agent before the LIBOR Deadline (to be confirmed by delivery to Administrative Agent of a LIBOR Notice received by Administrative Agent prior to

5:00 p.m. (California time) on the same day. Promptly upon its receipt of each such LIBOR Notice, Administrative Agent shall provide a copy thereof to each of the Lenders having a Revolver Commitment.

               (ii) Each LIBOR Notice shall be irrevocable and binding on Borrower. In connection with each LIBOR Rate Loan, Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders harmless against any loss, cost, or expense incurred by Administrative Agent or any Lender as a result of
(a) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, collectively, "Funding Losses"). Funding Losses shall, with respect to Administrative Agent or any Lender, be deemed to equal the amount determined by Administrative Agent or such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Administrative Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Administrative Agent or a Lender delivered to Borrower setting forth any amount or amounts that Administrative Agent or such Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

               (iii) Borrower shall have not more than five (5) LIBOR Rate Loans in effect at any given time. Borrower only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.

          (c) PREPAYMENTS. Borrower may prepay LIBOR Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Administrative Agent of proceeds of Borrower's and its Subsidiaries' Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrower shall indemnify, defend, and hold Administrative Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.13(b)(ii) above.

          (d) SPECIAL PROVISIONS APPLICABLE TO LIBOR RATE.

               (i) The LIBOR Rate may be adjusted by Administrative Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Borrower and Administrative Agent notice of such a determination and adjustment and Administrative Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.13(b)(ii) above).

               (ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Administrative Agent and Borrower and Administrative Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender's notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrower shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so (at which time such Lender shall promptly notify Borrower of such determination and, thereafter, subject to the terms and conditions hereof, Borrower shall be entitled to elect the LIBOR Option).

          (e) NO REQUIREMENT OF MATCHED FUNDING. Anything to the contrary contained herein notwithstanding, neither Administrative Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

     2.14. CAPITAL REQUIREMENTS. If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender's or such holding company's capital as a consequence of such Lender's Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Administrative Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender's calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Notwithstanding anything in this Section 2.14 to the contrary, in the event any Lender has exercised its rights pursuant to this Section 2.14, and subsequent thereto determines that the additional amounts paid by the Borrower in whole or in part exceed the amount which such Lender actually required to be compensated for any cost or reduction suffered as noted in this Section, the excess, if any, shall be returned to the Borrower by such Lender. If any Lender requests compensation under this Section, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment
(i) would eliminate or reduce amounts payable pursuant to this Section, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     2.15. Intentionally Omitted.

     2.16. SECURITIZATION. Borrower hereby acknowledges that each Lender with a Term Loan B and each of its Affiliates and Related Funds may sell or securitize the Term Loan B (a "Securitization") through the pledge of the Term Loan B, as collateral security for loans to such Lender or its Affiliates or Related Funds or through the sale of the Term Loan B, or the issuance of direct or indirect interests in the Term Loan B, which loans to such Lender or its Affiliates or Related Funds or direct or indirect interests will be rated by Moody's, S&P or one or more other rating agencies (the "Rating Agencies"). Borrower agrees to cooperate with such Lenders and their Affiliates and Related Funds to effect the Securitization including, without limitation, by (a) executing such additional documents, as reasonably requested by such Lenders in connection with the Securitization; provided, however, that (i) any such additional documentation does not impose material additional costs on Borrower, and (ii) any such additional documentation does not materially adversely affect the rights, or increase the obligations, of Borrower under the Loan Documents or change or affect in a manner adverse to Borrower the financial terms of the Term Loan B,
(b) providing such information as may be reasonably requested by such Lenders in connection with the rating of the Term Loan B or the Securitization provided that the provision of such information does not impose material additional costs on Borrower, and (c) providing in connection with any rating of the Term Loan B a certificate (i) agreeing to indemnify such Lenders and any of their Affiliates and Related Funds, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "Securitization Parties") for any losses, claims, damages or liabilities (the "Securitization Liabilities") to which such Lenders or any of their Affiliates or Related Funds, or such Securitization Parties, may become subject insofar as the Securitization Liabilities arise out of or are based upon a breach of the representation and warranty contained in Section 4.18, and (ii) agreeing to reimburse such Lenders and their Affiliates and Related Funds, and such Securitization Parties, for any legal or other expenses reasonably incurred by such Persons in connection with defending the Securitization Liabilities. Notwithstanding the foregoing, this Section 2.16 is subject to Administrative Agent's and the Required Lenders' rights and obligations under Section 13 and
Section 14 hereof in all respects and, in the event of a direct conflict between this Section 2.16 and any provision of Section 13 or Section 14 with respect to Administrative Agent's and the Required Lenders' rights and obligations, it is the intent of the parties that the applicable provision of Section 13 or Section 14 shall control and govern.

3.  CONDITIONS; TERM OF AGREEMENT.

     3.1. CONDITIONS PRECEDENT TO THE INITIAL EXTENSION OF CREDIT. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Administrative Agent and each Lender of each of the conditions precedent set forth on Schedule
3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).

     3.2. CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder (or to extend any other credit hereunder) at any time shall be subject to the following conditions precedent:

          (a) the representations and warranties of Borrower contained in this Agreement or in the other Loan Documents shall be true and correct on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

          (b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

          (c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against Borrower, Administrative Agent, or any Lender, or any of their Affiliates; and

          (d) no Material Adverse Change shall have occurred since the date of the last financial statements submitted to the Administrative Agent on or before the Closing Date.

     3.3. TERM. This Agreement shall continue in full force and effect for a term ending on May 1, 2011 (the "Maturity Date"). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

     3.4. EFFECT OF TERMINATION. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrower with respect to outstanding Letters of Credit and including all Bank Product Obligations) immediately shall become due and payable without notice or demand (including (a) either (i) providing cash collateral to be held by Administrative Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Administrative Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrower or its Subsidiaries of their duties, Obligations, or covenants hereunder or under any other Loan Document and the Agent's Liens in the Collateral shall remain in effect until all Obligations have been paid in full and the Lender Group's obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations have been paid in full and the Lender Group's obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Administrative Agent will, at Borrower's sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent's Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations.

     3.5. EARLY TERMINATION BY BORROWER. Borrower has the option, at any time upon not less than 30 days prior written notice by Borrower to Administrative Agent and Lenders, to terminate this Agreement and terminate the Commitments hereunder by paying to Administrative Agent, in cash, the Obligations (including
(a) either (i) providing cash collateral to be held by Administrative Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Administrative Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full. If Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrower shall be obligated to repay the Obligations (including (a) either (i) providing cash collateral to be held by Administrative Agent for the benefit of those Lenders with a Revolver Commitment in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral (in an amount determined by Administrative Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Administrative Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations), in full, on the date set forth as the date of termination of this Agreement in such notice; provided, however that Borrower may change the date of termination of this Agreement to be one Business Day earlier or later by notifying Administrative Agent, in writing, of such determination.

4.  REPRESENTATIONS AND WARRANTIES.

          In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete as of the date hereof, and shall be true, correct, and complete as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

     4.1. NO ENCUMBRANCES. Borrower and its Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

     4.2. ELIGIBLE ACCOUNTS. As to each Account that is identified by Borrower as an Eligible Account in a borrowing base report submitted to Administrative Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of Borrower's business, (b) owed to Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.

     4.3. ELIGIBLE INVENTORY. As to each item of Inventory that is identified by Borrower as Eligible Inventory in a borrowing base report submitted to Administrative Agent, such Inventory is (a) of good and merchantable quality, and, to the best of Borrower's knowledge, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Inventory.

     4.4. EQUIPMENT. Each material item of Equipment of Borrower and its Subsidiaries is used or held for use in their business and is in good working order, ordinary wear and tear and damage by casualty excepted.

     4.5. LOCATION OF INVENTORY AND EQUIPMENT. The Inventory and Equipment (other than vehicles or Equipment out for repair) of Borrower and its Subsidiaries are located only at, or in-transit between, the locations identified on Schedule 4.5 (as such Schedule may be updated pursuant to Section 5.9).

     4.6. INVENTORY RECORDS. Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Subsidiaries' Inventory and the book value thereof.

     4.7. JURISDICTION OF ORGANIZATION; LOCATION OF CHIEF EXECUTIVE OFFICE; ORGANIZATIONAL IDENTIFICATION NUMBER; COMMERCIAL TORT CLAIMS.

          (a) The name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of Borrower and each of its Subsidiaries is set forth on Schedule 4.7(a) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

          (b) The chief executive office of Borrower and each of its Subsidiaries is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.9).

          (c) Borrower's and each of its Subsidiaries' tax identification numbers and organizational identification numbers, if any, are identified on
Schedule 4.7(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 6.5).

          (d) As of the Closing Date, Borrower and its Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).

     4.8. DUE ORGANIZATION AND QUALIFICATION; SUBSIDIARIES.

          (a) Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.

          (b) Set forth on Schedule 4.8(b) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16), is a complete and accurate description of the authorized capital Stock of Borrower, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on
Schedule 4.8(b), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Except as set forth on Schedule 4.8(b), Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.

          (c) Set forth on Schedule 4.8(c) (as such Schedule may be updated from time to time to reflect changes permitted to be made under Section 5.16), is a complete and accurate list of Borrower's direct and indirect Subsidiaries, showing: (i) the jurisdiction of their organization, (ii) the number of shares of each class of common and preferred Stock authorized for each of such Subsidiaries, and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by Borrower. All of the outstanding capital Stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

          (d) Except as set forth on Schedule 4.8(c), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower's Subsidiaries' capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. Neither Borrower nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower's Subsidiaries' capital Stock or any security convertible into or exchangeable for any such capital Stock.

     4.9. DUE AUTHORIZATION; NO CONFLICT.

          (a) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party have been duly authorized by all necessary action on the part of Borrower.

          (b) The execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which it is a party do not and will not (i) violate any provision of federal, state, or local law or regulation applicable to Borrower, the Governing Documents of Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on Borrower, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of Borrower, other than Permitted Liens, or (iv) require any approval of Borrower's interestholders or any approval or consent of any Person under any Material Contract, other than consents or approvals that have been obtained and that are still in force and effect.

          (c) Other than the filing of financing statements, the recordation of the Mortgages and other filings or actions necessary to perfect Liens granted to the Administrative Agent in the Collateral, the execution, delivery, and performance by Borrower of this Agreement and the other Loan Documents to which Borrower is a party do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.

          (d) This Agreement and the other Loan Documents to which Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by Borrower will be the legally valid and binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          (e) The Agent's Liens are validly created, perfected (other than (i) in respect of motor vehicles and (ii) any Deposit Accounts and Securities Accounts not subject to a Control Agreement as permitted by Section 6.12, and subject only to the filing of financing statements and the recordation of the Mortgages), and first priority Liens, subject only to Permitted Liens.

     4.10. LITIGATION. Other than those matters disclosed on Schedule 4.10 and other than matters arising after the Closing Date that reasonably could not be expected to result in a Material Adverse Change, there are no actions, suits, or proceedings pending or, to the best knowledge of Borrower, threatened against Borrower or any of its Subsidiaries.

     4.11. NO MATERIAL ADVERSE CHANGE. All financial statements relating to Borrower and its Subsidiaries that have been delivered by Borrower to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly Borrower's and its Subsidiaries' financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrower and its Subsidiaries since the date of the last financial statements submitted to Administrative Agent on or before the Closing Date.

     4.12. FRAUDULENT TRANSFER.

          (a) Borrower and each of its Subsidiaries is Solvent.

          (b) No transfer of property is being made by Borrower or its Subsidiaries and no obligation is being incurred by Borrower or its Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower or its Subsidiaries.

     4.13. EMPLOYEE BENEFITS. None of Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan.

     4.14. ENVIRONMENTAL CONDITION. Except as set forth on Schedule 4.14, (a) to Borrower's knowledge, none of Borrower's or its Subsidiaries' properties or assets has ever been used by Borrower, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrower's knowledge, none of Borrower's or its Subsidiaries' properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) neither Borrower nor any of its Subsidiaries has received notice that a Lien arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by Borrower or its Subsidiaries, and (d) neither Borrower nor its Subsidiaries has received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower or its Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment.

     4.15. INTELLECTUAL PROPERTY. Borrower and its Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, patent rights, licenses and other intellectual property rights that are necessary to the conduct of their business as currently conducted, and attached hereto as
Schedule 4.15 (as updated from time to time) is a true, correct, and complete listing of all patents, patent applications, trademarks, trademark registrations, trademark applications, copyrights, and copyright registrations and applications as to which Borrower or one of its Subsidiaries is the owner or is an exclusive licensee.

     4.16. LEASES. Borrower and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by Borrower or its Subsidiaries exists under any of them.

     4.17. DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS. Set forth on Schedule 4.17 is a listing of all of Borrower's and its Subsidiaries' Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.

     4.18. COMPLETE DISCLOSURE. All factual information (taken as a whole) furnished by or on behalf of Borrower or its Subsidiaries in writing to Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement, the other Loan Documents, or any transaction contemplated herein or therein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Borrower or its Subsidiaries in writing to Administrative Agent or any Lender will be, true and accurate on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Projections represent, and as of the date on which any other Projections are delivered to Administrative Agent, such additional Projections represent Borrower's good faith estimate of its and its Subsidiaries' future performance for the periods covered thereby, based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Administrative Agent (it being understood that such projections and forecasts are subject to uncertainties and contingencies, many of which are beyond the control of Borrower and its Subsidiaries and no assurances can be given that such projections or forecasts will be realized).

     4.19. INDEBTEDNESS. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of Borrower and its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness and the principal terms thereof.

     4.20. TAXES AND PAYMENTS. Except as set forth on Schedule 4.20, Borrower and its Subsidiaries have filed all federal, state and other relevant income tax returns and all other material tax returns, domestic and foreign, required to be filed by them in all relevant jurisdictions and have paid all taxes and assessments payable by them which have become due, except for those contested in good faith and adequately disclosed and fully provided for on the financial statements of Borrower and its Subsidiaries, in accordance with GAAP and for which Borrower and its Subsidiaries, as applicable, have provided adequate reserves (in the good faith judgment of the management of Borrower and its Subsidiaries). Borrower and its Subsidiaries have provided adequate reserves (in the good faith judgment of the management of Borrower and its Subsidiaries) for the payment of all federal, state, local and foreign income taxes applicable for the current fiscal year to date. There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the knowledge of Borrower Parties threatened, by any authority regarding any taxes relating to Borrower or its Subsidiaries that could reasonably be expected to result in a material liability to Borrower or any of its Subsidiaries.

     4.21. LABOR MATTERS. There are no strikes or other material labor disputes against Borrower or any of its Subsidiaries or, to the knowledge of Borrower or any of its Subsidiaries, threatened. To the knowledge of Borrower and its Subsidiaries, hours worked by and payments made to any employee of Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters, other than a violation that reasonably could not be expected to cause a Material Adverse Change.

     4.22. MATERIAL CONTRACTS. Set forth on Schedule M-1 is a complete and accurate list, as of the Closing Date, of all Material Contracts of Borrower and its Subsidiaries, showing the parties and subject matter thereof and amendments and modifications thereto. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (a) is in full force and effect and is binding upon and enforceable against Borrower or the relevant Subsidiary and, to the best of Borrower's knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.7(d)), and (c) is not in default due to the action of Borrower or any of its Subsidiaries.

     4.23. INACTIVE SUBSIDIARIES. Except as set forth on Schedule 4.23, each Inactive Subsidiary (a) has no Indebtedness or other liabilities, except for de minimis Indebtedness, (b) conducts no operations or business, except for de minimis operations, and (c) owns no assets or properties other than de minimis assets or properties.

     4.24. OFAC; ANTI-TERRORISM LAWS.

          (a) Neither the Borrower or any of its Subsidiaries nor any Affiliate of the Borrower or any of its Subsidiaries (i) is a Sanctioned Person, (ii) has more than 15% of its assets in Sanctioned Countries, or (iii) derives more than 15% of its operating income from investments in, or transactions with, Sanctioned Persons or Sanctioned Countries. No part of the proceeds of any Advance or Term Loan hereunder will be used directly or indirectly to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country.

          (b) Neither the making of any Advance or Term Loan hereunder nor the use of the proceeds thereof will violate the PATRIOT Act, the Trading with the Enemy Act, as amended, or any of the foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. The Borrower and each of its Subsidiaries are in compliance in all material respects with the PATRIOT Act.

5.  AFFIRMATIVE COVENANTS.

          Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower shall and shall cause each of its Subsidiaries to do all of the following:

     5.1. ACCOUNTING SYSTEM. Maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Administrative Agent. Borrower also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries' sales.

     5.2. COLLATERAL REPORTING. Provide Administrative Agent (and if so requested by Administrative Agent, with copies for each Lender) with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, Borrower agrees to cooperate in a commercially reasonable manner with Administrative Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.

     5.3. FINANCIAL STATEMENTS, REPORTS, CERTIFICATES. Deliver to Administrative Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth on Schedule 5.3 at the times specified therein. In addition, Borrower agrees that no Subsidiary of Borrower will have a fiscal year different from that of Borrower.

     5.4. INTENTIONALLY OMITTED.

     5.5. INSPECTION. Permit Administrative Agent, each Lender, and each of their duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Administrative Agent or any such Lender may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Borrower.

     5.6. MAINTENANCE OF PROPERTIES. Maintain and preserve all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee, so as to prevent any loss or forfeiture thereof or thereunder.

     5.7. TAXES. Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower, its Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrower will and will cause its Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Administrative Agent with proof satisfactory to Administrative Agent indicating that Borrower and its Subsidiaries have made such payments or deposits.

     5.8. INSURANCE.

          (a) At Borrower's expense, maintain insurance respecting its and its Subsidiaries' assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Administrative Agent. Borrower shall deliver copies of all such policies to Administrative Agent with an endorsement naming Administrative Agent as the sole loss payee (under a satisfactory lender's loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Administrative Agent in the event of cancellation of the policy for any reason whatsoever.

          (b) Borrower shall give Administrative Agent prompt notice of any loss exceeding $250,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrower shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $250,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $250,000, Administrative Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrower whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Administrative Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations in accordance with Section 2.4(c) or to be disbursed to Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations; provided, however, that with respect to any such monies in an aggregate amount during any 12 consecutive month period not in excess of $250,000, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Borrower's Excess Availability is greater than $2,500,000,
(C) Borrower shall have given Administrative Agent prior written notice of Borrower's or its Subsidiaries' intention to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation, (D) the monies are held in a cash collateral account in which Administrative Agent has a perfected first-priority security interest, and (E) Borrower or its Subsidiary completes such repairs, replacements, or restoration within 180 days after the initial receipt of such monies, Borrower shall have the option to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation unless and to the extent that such applicable period shall have expired without such repairs, replacements, or restoration being made, in which case, any amounts remaining in the cash collateral account shall be paid to Administrative Agent and applied as set forth above.

     5.9. LOCATION OF INVENTORY AND EQUIPMENT AND CHIEF EXECUTIVE OFFICES. Keep Borrower's and its Subsidiaries' Inventory and Equipment (other than vehicles and Equipment out for repair) only at the locations identified on Schedule 4.5 and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Borrower may amend Schedule 4.5 or Schedule 4.7(b) so long as (x) such amendment occurs by written notice to Administrative Agent not less than 30 days prior to the date on which such Inventory or Equipment is moved to such new location or such chief executive office is relocated, (y) such new location is within the continental United States, and
(z) if the value of Inventory held at such new location is expected to or shall, at any time, exceed $100,000, at the time Borrower provides such written notification, Borrower delivers to Administrative Agent a Collateral Access Agreement with respect thereto.

     5.10. COMPLIANCE WITH LAWS. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

     5.11. LEASES. Pay when due all rents and other amounts payable under any material leases to which Borrower or any of its Subsidiaries is a party or by which Borrower's or any such Subsidiaries' properties and assets are bound, unless such payments are the subject of a Permitted Protest.

     5.12. EXISTENCE. At all times preserve and keep in full force and effect Borrower's and its Subsidiaries' valid existence and good standing and, any rights and franchises material to their businesses.

     5.13. ENVIRONMENTAL.

          (a) Keep any property either owned or operated by Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply with Environmental Laws and provide to

Administrative Agent documentation of such compliance which Administrative Agent reasonably requests, (c) promptly notify Administrative Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by Borrower or any of its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance with applicable Environmental Law, and (d) promptly, but in any event within 5 Business Days of its receipt thereof, provide Administrative Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Change, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

     5.14. DISCLOSURE UPDATES. Promptly and in no event later than five (5) Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to the Lender Group contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

     5.15. CONTROL AGREEMENTS. Take all reasonable steps in order for Administrative Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.

     5.16. FORMATION OF SUBSIDIARIES. If Borrower intends to form any direct or indirect Subsidiary or acquire any direct or indirect Subsidiary after the Closing Date, Borrower shall provide Administrative Agent with at least 10 days prior written notice to Administrative Agent before forming or acquiring such Subsidiary. At the time Borrower forms or acquires any direct or indirect Subsidiary after the Closing Date, Borrower shall cause such new Subsidiary to provide to Administrative Agent a guaranty and a guarantor security agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Subsidiary), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance satisfactory to Administrative Agent (including being sufficient to grant Administrative Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Subsidiary), (b) provide to Administrative Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Subsidiary, in form and substance satisfactory to Administrative Agent, and (c) provide to Administrative Agent all other documentation, including one or more opinions of counsel satisfactory to Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document. Notwithstanding the foregoing provision, Lenders shall not be obligated to consent to any such formation or acquisition of a subsidiary unless such formation or acquisition is not prohibited hereunder.

     5.17. MATERIAL CONTRACTS. Contemporaneously with the delivery of a Compliance Certificate each quarter, (a) provide copies of each Material Contract entered into since the delivery of the previous Compliance Certificate to Administrative Agent and (b) provide Administrative Agent with an amendment to Schedule M-1 to reflect such Material Contract(s).

     5.18. GOVERNMENT CONTRACTS. Borrower shall use its best efforts to cause each Government Contract that it enters into after the Closing Date to incorporate therein 52.232-23 - Alternate I of the Federal Acquisition Regulations.

     5.19. FURTHER ASSURANCES. At any time upon the request of Administrative Agent, Borrower shall execute or deliver to Administrative Agent, and shall cause its Subsidiaries to execute or deliver to Administrative Agent, any and all financing statements, amendments to financing statements, fixture filings, security agreements, pledges, assignments, endorsements of certificates of title, mortgages, deeds of trust, opinions of counsel, and all other documents (collectively, the "Additional Documents") that Administrative Agent may request in form and substance reasonably satisfactory to Administrative Agent, to create, perfect, and continue perfected or to better perfect the Agent's Liens in all of the properties and assets of Borrower and its Subsidiaries (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Administrative Agent in any Real Property acquired by Borrower or its Subsidiaries after the Original Closing Date, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents. To the maximum extent permitted by applicable law, Borrower authorizes Administrative Agent to execute any such Additional Documents in Borrower's or its Subsidiary's name, as applicable, and authorizes Administrative Agent to file such executed Additional Documents in any appropriate filing office. Administrative Agent shall notify Borrower of the execution and filing of any such Additional Documents.

     5.20. FOREIGN QUALIFICATION CERTIFICATES. Within ten (10) days following the Closing Date, deliver to Administrative Agent, a foreign qualification certificate for the Borrower, issued by the Secretary of State of the State of California.

6.  NEGATIVE COVENANTS.

          Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrower will not and will not permit any of its Subsidiaries to do any of the following:

     6.1. INDEBTEDNESS. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

          (a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,

          (b) Indebtedness set forth on Schedule 4.19, and any Refinancing Indebtedness in respect of such Indebtedness,

          (c) Permitted Purchase Money Indebtedness, and any Refinancing Indebtedness in respect of such Indebtedness,

          (d) [INTENTIONALLY OMITTED]

          (e) endorsement of instruments or other payment items for deposit, and

          (f) Indebtedness constituting Permitted Investments.

     6.2. LIENS. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

     6.3. RESTRICTIONS ON FUNDAMENTAL CHANGES. Except in respect of the Inactive
Subsidiaries:

          (a) Enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Stock, or purchase all or substantially all of the assets or Stock of any other Person, in any case, in one transaction or a series of transactions, or enter into any agreement in respect of or to undertake any of the foregoing,

          (b) Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or

          (c) Suspend or go out of a substantial portion of its or their business.

     6.4. DISPOSAL OF ASSETS. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (or enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of Borrower's or any of its Subsidiaries' assets.

     6.5. CHANGE NAME. Change Borrower's or any of its Subsidiaries' name, FEIN, organizational identification number, state of organization, or organizational identity; provided, however, that Borrower or any of its Subsidiaries may change its name (i) to Breeze-Eastern Corporation upon at least 5 Business Days written notice by Borrower to Administrative Agent of such change or (ii) to another name upon at least 30 days prior written notice by Borrower to Administrative Agent of such change and so long as, in each case, (a) at the time of such written notification, Borrower or such Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent's Liens and (b) immediately (and in any event within 2 Business Days) after such name change Borrower provides Administrative Agent with evidence of such name change (including copies of any related public filings).

     6.6. NATURE OF BUSINESS. Make any change in the principal nature of its or their business

     6.7. PREPAYMENTS AND AMENDMENTS. Except in connection with Refinancing Indebtedness permitted by Section 6.1,

          (a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of Borrower or its Subsidiaries, other than the Obligations in accordance with this Agreement,

          (b) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions related to such Indebtedness,

          (c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Section 6.1(b) or (c), or

          (d) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of, or waive any of its rights under any Material Contract in any manner materially adverse to Borrower or the Lender Group.

     6.8. [INTENTIONALLY OMITTED].

     6.9. CONSIGNMENTS. Consign any of its or their Inventory or sell any of its or their Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

     6.10. DISTRIBUTIONS. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire any of Borrower's Stock, of any class, whether now or hereafter outstanding.

     6.11. ACCOUNTING METHODS. Modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's or its Subsidiaries' accounting records without said accounting firm or service bureau agreeing to provide Administrative Agent information regarding Borrower's and its Subsidiaries' financial condition to the extent permitted by applicable law or regulation.

     6.12. INVESTMENTS. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrower and its Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $25,000 at any one time unless Borrower or its Subsidiary, as applicable, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent's Liens in such Permitted Investments. Subject to the foregoing proviso, Borrower shall not and shall not permit its Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Administrative Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.

     6.13. TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of Borrower or any of its Subsidiaries except for:

          (a) transactions (other the payment of management, consulting, monitoring, or advisory fees) between Borrower or its Subsidiaries, on the one hand, and any Affiliate of Borrower or its Subsidiaries, on the other hand, so long as such transactions (i) are upon fair and reasonable terms, (ii) are fully disclosed to Administrative Agent if they involve one or more payments by Borrower or its Subsidiaries in excess of $60,000 for any single transaction or series of transactions, and (iii) are no less favorable to Borrower or its Subsidiaries, as applicable, than would be obtained in an arm's length transaction with a non-Affiliate; and

          (b) the payment of reasonable fees, compensation or employee benefit arrangements to and any indemnity provided for the benefit of, outside directors of Borrower in the ordinary course of business and consistent with industry practice.

     6.14. USE OF PROCEEDS. Use the proceeds of the Advances and the Term Loans for any purpose other than (a) on the Closing Date, (i) to refinance existing indebtedness, and (ii) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted purposes.

     6.15. INVENTORY AND EQUIPMENT WITH BAILEES. Store the Inventory or Equipment of Borrower or its Subsidiaries at any time now or hereafter with a bailee, warehouseman, or similar party unless (a) Borrower has entered into a Collateral Access Agreement with such bailee, warehouseman or similar party or
(b) (i) such Inventory and Equipment is temporarily at locations identified on
Schedule 4.5 for the completion of certain finishing processes on work-in-process materials and (ii) the value of such Inventory and Equipment does not exceed $500,000 in the aggregate.

     6.16. FINANCIAL COVENANTS.

          (a) FIXED CHARGE COVERAGE RATIO. Have a Fixed Charge Coverage Ratio, measured for the 12 month period ending each fiscal quarter, less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio                     Applicable Period
----------------   ----------------------------------------------------
   1.00:1.00           For the 12 month period ending June 30, 2006

   1.00:1.00        For the 12 month period ending September 30, 2006

   1.25:1.00       For the 12 month period ending December 30, 2006 and
                          ending each fiscal quarter thereafter

          (b) CAPITAL EXPENDITURES. Make Capital Expenditures in any fiscal year in excess of $2,000,000.

provided, however, that 25% of the difference between the amount of Capital Expenditures that may be made in any Fiscal Year and the amount of Capital Expenditures actually made in such Fiscal Year, may be made in the immediately succeeding Fiscal Year.

          (c) FACILITY LIMITER AMOUNT. Permit the sum of the Revolver Usage plus the aggregate outstanding principal amount of the Term Loans to exceed the Facility Limiter Amount.

     6.17. INACTIVE SUBSIDIARIES. Permit any Inactive Subsidiary to incur any Indebtedness or other material liabilities, conduct any material operations or business, or own or acquire any material assets or properties.

     6.18. LIMITATIONS ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Borrower (i) to pay dividends or to make any other distribution on any shares of Stock of such Subsidiary owned by the Borrower or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to the Borrower or any of its Subsidiaries, (iii) to make loans or advances to the Borrower or any of its Subsidiaries or (iv) to transfer any of its property or assets to the Borrower or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.18 shall prohibit or restrict compliance with:

          (a) this Agreement and the other Loan Documents;

          (b) any applicable law, rule or regulation (including applicable currency control laws and applicable state, provincial or federal corporate statutes restricting the payment of dividends in certain circumstances);

          (c) in the case of clause (iv), any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is leased or licensed; or

          (d) in the case of clause (iv), any agreement, instrument or other document evidencing a Permitted Lien that restricts, on customary terms, the transfer of any property or assets subject thereto.

7. EVENTS OF DEFAULT.

          Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

     7.1. If Borrower fails to pay when due and payable, or when declared due and payable, all or any portion of the (i) Obligations, with the exception of any Obligation consisting of an Overadvance, but including any portion of the Obligations that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding; or (ii) Obligations consisting of an Overadvance, such failure continues for one (1) Business Day;

     7.2. If Borrower or any of its Subsidiaries

          (a) fails to perform or observe any covenant or other agreement contained in any of Sections 2.4(c), 2.7, 5.2, 5.3, 5.5, 5.7, 5.8, 5.10, 5.12,
5.14, 5.16, 6.1 through 6.14, 6.16, and 6.17 of this Agreement or Sections 6, 8 and 10 of the Security Agreement;

          (b) fails to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.9, 5.11, 5.15, 5.17, 5.19, 6.15 and 6.18 of
this Agreement and such failure continues for a period of 10 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or any of its Subsidiaries, and (ii) written notice thereof is given to Borrower by Administrative Agent; or

          (c) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or any of its Subsidiaries, and (ii) written notice thereof is given to Borrower by Administrative Agent;

     7.3. If any material portion of Borrower's or any of its Subsidiaries' assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or five (5) days prior to the date on which such property or asset is subject to forfeiture by Borrower or the applicable Subsidiary;

     7.4. If an Insolvency Proceeding is commenced by Borrower or any of its Subsidiaries;

     7.5. If an Insolvency Proceeding is commenced against Borrower or any of its Subsidiaries, and any of the following events occur: (a) Borrower or such Subsidiary consents to the institution of such Insolvency Proceeding against it,
(b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower or any of its Subsidiaries, or (e) an order for relief shall have been issued or entered therein;

     7.6. If Borrower or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

     7.7. If one or more judgments, orders or awards involving an aggregate amount of $100,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against Borrower or any of its Subsidiaries or with respect to any of its or their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such asset is subject to being forfeited by Borrower or the applicable Subsidiary;

     7.8. If there is a default in one or more agreements to which Borrower or any of its Subsidiaries is a party with one or more third Persons relative to Borrower's or any of its Subsidiaries' Indebtedness involving an aggregate amount of $250,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of Borrower's or the applicable Subsidiary's obligations thereunder;

     7.9. If any warranty, representation, statement, or Record made or deemed made herein or in any other Loan Document or delivered to Administrative Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

     7.10. If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement;

     7.11. Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by Borrower or its Subsidiaries, or a proceeding shall be commenced by Borrower or its Subsidiaries, or by any Governmental Authority having jurisdiction over Borrower or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or Borrower or its Subsidiaries shall deny that Borrower or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

     7.12. A Change of Control shall occur.

8. THE LENDER GROUP'S RIGHTS AND REMEDIES.

     8.1. RIGHTS AND REMEDIES. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Administrative Agent to do any one or more of the following on behalf of the Lender Group (and Administrative Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrower:

          (a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

          (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and the Lender Group;

          (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent's Liens in the Collateral and without affecting the Obligations; and

          (d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in

Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrower.

     8.2. REMEDIES CUMULATIVE. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9. TAXES AND EXPENSES.

          If Borrower or any of its Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Administrative Agent, in its sole discretion and without prior notice to Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Administrative Agent deems necessary to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Administrative Agent deems prudent. Any such amounts paid by Administrative Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Administrative Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

10. WAIVERS; INDEMNIFICATION.

     10.1. DEMAND; PROTEST; ETC. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

     10.2. THE LENDER GROUP'S LIABILITY FOR COLLATERAL. Borrower hereby agrees that: (a) so long as Administrative Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrower.

     10.3. INDEMNIFICATION. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an "Indemnified Person") harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, costs, fines, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrower's and its Subsidiaries' compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of Borrower or any of its Subsidiaries (each and all of the foregoing, the "Indemnified Liabilities"). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.

          Unless otherwise provided in this Agreement, all notices or demands by Borrower or Administrative Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrower or Administrative Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrower or to Administrative Agent, as the case may be, at its address set forth below:

          If to Borrower:             TRANSTECHNOLOGY CORPORATION
                                      700 Liberty Avenue
                                      Union, New Jersey 07038
                                      Attn: Joseph F. Spanier
                                      Fax No.: 908-686-6921

          with copies to:             HAHN LOESER & PARKS, LLP
                                      3300 BP Tower, 200 Public Square
                                      Cleveland, Ohio 44114-2301
                                      Attn: Steven H. Sneiderman, Esq.
                                      Fax No.: 216-241-2824

          If to Administrative Agent: WELLS FARGO FOOTHILL, INC.
                                      One Boston Place, 18th Floor
                                      Boston, Massachusetts 02108
                                      Attn: Business Finance Manager
                                      Fax No.: 617-523-1697
          with copies to:             BINGHAM MCCUTCHEN LLP
                                      399 Park Avenue
                                      New York, New York 10022
                                      Attn: Katherine G. Weinstein, Esq.
                                      Fax No.: 212-702-3961

          Administrative Agent and Borrower may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this
Section 11, other than notices by Administrative Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by the Lender Group in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or any other method set forth above.

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

          (a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW (OR ANY SIMILAR SUCCESSOR PROVISION THERETO) BUT EXCLUDING ALL OTHER CONFLICT-OF-LAWS RULES.

          (b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE ADMINISTRATIVE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(B).

          (c) BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

     13.1. ASSIGNMENTS AND PARTICIPATIONS.

          (a) Any Lender may assign and delegate to one or more assignees (each an "Assignee") that are Eligible Transferees all or any portion of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount (unless waived by Administrative Agent) of $5,000,000 (except such minimum amount shall not apply to (x) an assignment or delegation by any Lender to any other Lender or an Affiliate of any Lender or (y) a group of new Lenders, each of whom is an Affiliate of each other or a fund or account managed by any such new Lender or an Affiliate of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000); provided, however, that subject to the last sentence of Section 13.1(b) hereof, that Borrower and Administrative Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Agent an Assignment and Acceptance and Administrative Agent has notified the assigning Lender of its receipt thereof in accordance with Section 13.1(b), and (iii) unless waived by Administrative Agent, the assigning Lender or Assignee has paid to Administrative Agent for Administrative Agent's separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if (x) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender or (y) the assignee is a Lender or an Affiliate of a Lender or a Related Fund.

          (b) From and after the date that Administrative Agent notifies the assigning Lender (with a copy to Borrower) that it has received an executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation among Borrower, the assigning Lender, and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from such assigning Lender's obligations that survive the termination of this Agreement, including such assigning Lender's obligations under Section 16 and
Section 16.7(a) of this Agreement.

          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Administrative Agent to take such actions and to exercise such powers under this Agreement as are delegated to Administrative Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) Immediately upon Administrative Agent's receipt of any required processing fee payment, if required, and the fully executed Assignment and Acceptance (or the assigning Lender's receipt of a fully executed Assignment and Acceptance, in the case of an assignment from a Lender to one or more of its Affiliates or Related Funds, as to which the assigning Lender has not delivered an Assignment and Acceptance to Administrative Agent or Borrower and in which case the payment of a processing fee is not required), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

          (e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a "Participant") participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the "Originating Lender") hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a "Lender" for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a "Lender" hereunder or under the other Loan Documents and the Originating Lender's obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Administrative Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender's rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, the Administrative Agent, Borrower, the Collections of Borrower or its Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

          (f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of
Section 16.7, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

          (g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any (i) Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or United States Treasury Regulation 31 CFR Section 203.24, and (ii) any Person providinG financing or other credit support to a Lender or any of its Affiliates or Related Funds in accordance with Section 2.16, and such Federal Reserve Bank or other Person may enforce such pledge or security interest in any manner permitted under applicable law.

          (h) The Administrative Agent, on behalf of and acting solely for this purpose as agent for the Borrower, shall maintain, or cause to be maintained, a register (the "Register") on which it enters the name of a Lender as the registered owner of each Term Loan B held by such Lender and the principal amount of the loans (and stated interest thereon). Other than in connection with an assignment by a Lender of all or any portion of its Term Loan B to an Affiliate of such Lender or a Related Fund of such Lender (such Lender making an assignment to an Affiliate or a Related Fund, an "Assigning Lender") (i) a Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register and (ii) any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register. Prior to the registration of assignment or sale of any Registered Loan, Borrower shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Loan B to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not delivered to the Administrative Agent in accordance with the last sentence of Section 13.1(b) hereof, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

          (i) In the event that a Lender sells participations in any loan hereunder, such Lender, on behalf of Borrower, shall maintain a register on which it enters the name of all participants in the loan held by it and the principal amount (and stated interest thereon) of the portion of the loan which is the subject of the participation (the "Participant Register"). A loan may be participated in whole or in part only by registration of such participation on the Participant Register. Any participation of such loan may be effected only by the registration of such participation on the Participant Register.

     13.2. SUCCESSORS. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders' prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to
Section 13.1 hereof, no consent or approval by Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

     14.1. AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Administrative Agent at the written request of the Required Lenders) and Borrower and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and Borrower, do any of the following:

          (a) increase or extend any Commitment of any Lender,

          (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

          (c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,

          (d) change the Pro Rata Share that is required to take any action hereunder,

          (e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,

          (f) other than as permitted by Section 15.12, release Agent's Lien in and to any of the Collateral,

          (g) change the definition of "Required Lenders" or "Pro Rata Share",

          (h) contractually subordinate any of the Agent's Liens,

          (i) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower from any obligation for the payment of money,

          (j) amend any of the provisions of Section 2.2, Section 2.3(d),
Section 2.4(b)(i), Section 2.4(b)(ii), Section 2.4(c), or Section 2.4(d).

          (k) change the definition of Borrowing Base or the definitions of Availability, ECF Recapture Amount, Eligible Accounts, Eligible Inventory, Maximum Revolver Amount, Term Loan A Amount, Term Loan B Amount or change
Section 2.1(b), or

          (l) amend any of the provisions of Section 15.

and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Administrative Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of Borrower.

     14.2. REPLACEMENT OF HOLDOUT LENDER.

          (a) If any action to be taken by the Lender Group or Administrative Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender ("Holdout Lender") fails to give its consent, authorization, or agreement, then Administrative Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a "Replacement Lender"), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

          (b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1. Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender's Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.

     14.3. NO WAIVERS; CUMULATIVE REMEDIES. No failure by Administrative Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Administrative Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Administrative Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Administrative Agent or any Lender on any occasion shall affect or diminish Administrative Agent's and each Lender's rights thereafter to require strict performance by Borrower of any provision of this Agreement. Administrative Agent's and each Lender's rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

     15.1. APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and, subject to Section 14.1, each Lender hereby irrevocably authorizes Administrative Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Administrative Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Administrative Agent agrees to act as such on the express conditions contained in this Section
15. The provisions of this Section 15 (other than the proviso to Section 15.11(a)) are solely for the benefit of Administrative Agent, and the Lenders, and Borrower and its Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent; it being expressly understood and agreed that the use of the word "Administrative Agent" is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Administrative Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Administrative Agent, Lenders agree that Administrative Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrower and its Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Administrative Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrower and its Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower, the Obligations, the Collateral, the Collections of Borrower and its Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Administrative Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

     15.2. DELEGATION OF DUTIES. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

     15.3. LIABILITY OF ADMINISTRATIVE AGENT. None of the Agent Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any Subsidiary or Affiliate of Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or the books or records or properties of any of Borrower's Subsidiaries or Affiliates.

     15.4. RELIANCE BY ADMINISTRATIVE AGENT. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Administrative Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Administrative Agent shall act, or refrain from acting, as it deems advisable. If Administrative Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

     15.5. NOTICE OF DEFAULT OR EVENT OF DEFAULT. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Administrative Agent for the account of the Lenders and, except with respect to Events of Default of which Administrative Agent has actual knowledge, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a "notice of default." Administrative Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Administrative Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Administrative Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that if an event occurs or a circumstance exists that materially and imminently threatens the ability of Administrative Agent and the Lenders to realize upon any material part of the Collateral, such as, without limitation, fraudulent removal, concealment or abscondment thereof, destruction (other than to the extent covered by insurance) or material waste thereof, or failure of Borrower after reasonable demand to maintain or reinstate adequate casualty insurance coverage with respect thereto, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

     15.6. CREDIT DECISION. Each Lender acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Administrative Agent, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower and any other Person party to a Loan Document that may come into the possession of any of the Agent Related Persons.

     15.7. COSTS AND EXPENSES; INDEMNIFICATION. Administrative Agent may incur and pay Lender Group Expenses to the extent Administrative Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, reasonable attorneys fees and expenses, reasonable fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrower is obligated to reimburse Administrative Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Administrative Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrower and its Subsidiaries received by Administrative Agent to reimburse Administrative Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Administrative Agent is not reimbursed for such costs and expenses by Borrower or its

Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Administrative Agent such Lender's Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for such Lender's Pro Rata Share of any costs or out of pocket expenses (including reasonable attorneys, accountants, advisors, and consultants fees and expenses) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

     15.8. ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Administrative Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Administrative Agent will use its reasonable best efforts to obtain), Administrative Agent shall not be under any obligation to provide such information to them. The terms "Lender" and "Lenders" include WFF in its individual capacity.

     15.9. SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may resign as Administrative Agent upon 45 days notice to the Lenders (unless such notice is waived by the Required Lenders). If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint a successor Administrative Agent for the Lenders. If no successor Administrative Agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with the Lenders, a successor Administrative Agent. If Administrative Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Administrative Agent with a successor Administrative Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Administrative Agent hereunder, such successor Administrative Agent shall succeed to all the rights, powers, and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor Administrative Agent and the retiring Administrative Agent's appointment, powers, and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor Administrative Agent has accepted appointment as Administrative Agent by the date which is 45 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Lenders appoint a successor Administrative Agent as provided for above.


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     15.10. LENDER IN INDIVIDUAL CAPACITY. Any Lender and its respective
Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Protective Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Administrative Agent.

     15.11. WITHHOLDING TAXES.

          (a) All payments made by Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, Borrower shall comply with the penultimate sentence of this Section 15.11(a). "Taxes" shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income or net profits of any Lender) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrower shall not be required to increase any such amounts (i) if the increase in such amount payable results from Administrative Agent's or such Lender's own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) or
(ii) so long as no Event of Default has occurred and is continuing, to the extent and at the rate that such tax was in effect at the time such Lender became a party to this Agreement, except to the extent that such Lender's assignor (if any) was entitled, at the time of the assignment, to receive additional amounts from Borrower with respect to Taxes pursuant to this Section 15.11(a). Borrower will furnish to Administrative Agent as promptly as possible after the date the payment of any Tax is due pursuant to applicable law certified copies of tax receipts evidencing such payment by Borrower.

          (b) If a Lender claims an exemption from United States withholding tax, such Lender shall represent and deliver to Administrative Agent (or, in the case of a Lender party to an Assignment and Acceptance that is not delivered to the Administrative Agent in accordance with the last sentence of Section 13.1(b) hereof, the Assigning Lender) the following:

               (i) if such Lender claims an exemption from United States withholding tax pursuant to its portfolio interest exception, (A) a statement of the Lender, signed under penalty of perjury, that it is not a (I) a "bank" as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent, Borrower or the Assigning Lender, as applicable.


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

               (ii) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed and executed IRS Form W-8BEN before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent, Borrower or the Assigning Lender, as applicable;

               (iii) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent, Borrower or the Assigning Lender, as applicable; or

               (iv) such other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent, Borrower or the Assigning Lender, as applicable.

Each Lender agrees promptly to notify Administrative Agent or the Assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender shall deliver to Administrative Agent (or, in the case of a Lender party to an Assignment and Acceptance that is not delivered to the Administrative Agent in accordance with the last sentence of Section 13.1(b) hereof, the Assigning Lender) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Administrative Agent, Borrower or the Assigning Lender, as applicable.

Each Lender agrees promptly to notify Administrative Agent or the Assigning Lender, as applicable, of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (d) If any Lender claims exemption from, or reduction of, withholding tax and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower to such Lender, such Lender agrees to notify Administrative Agent or the Assigning Lender or Borrower, as applicable, of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower to such Lender. To the extent of such percentage amount, Administrative Agent, Assigning Lender or Borrower, as applicable, will treat such Lender's documentation provided pursuant to Sections 15.11(b) or 15.11(c) as no longer valid. With respect to such percentage amount, Lender may provide new documentation, pursuant to Sections 15.11 (b) or 15.11(c), if applicable.

          (e) If any Lender is entitled to a reduction in the applicable withholding tax, Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 15.11 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (f) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the proper Person of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any


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

other reason) such Lender shall indemnify and hold Administrative Agent harmless for all amounts paid, directly or indirectly, by Administrative Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Administrative Agent under this
Section 15.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

     15.12. COLLATERAL MATTERS.

          (a) The Lenders hereby irrevocably authorize Administrative Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrower of all Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Borrower certifies to Administrative Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which Borrower or its Subsidiaries owned no interest at the time the Agent's Lien was granted nor at any time thereafter, or (iv) constituting property leased to Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Administrative Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or any substantial portion of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Administrative Agent or Borrower at any time, the Lenders will confirm in writing Administrative Agent's authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in Administrative Agent's opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrower in respect of) all interests retained by Borrower, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

          (b) Administrative Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrower or is cared for, protected, or insured or has been encumbered, or that the Agent's Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given Administrative Agent's own interest in the Collateral in its capacity as one of the Lenders and that Administrative Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

     15.13. RESTRICTIONS ON ACTIONS BY LENDERS; SHARING OF PAYMENTS.

          (a) Each of the Lenders agrees that it shall not, without the express written consent of Administrative Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Administrative Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or any deposit accounts of Borrower now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Administrative Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.


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

          (b) Except as expressly provided for herein, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Administrative Agent pursuant to the terms of this Agreement, or (ii) payments from Administrative Agent in excess of such Lender's Pro Rata Share of all such distributions by Administrative Agent, such Lender promptly shall (A) turn the same over to Administrative Agent, in kind, and with such endorsements as may be required to negotiate the same to Administrative Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

     15.14. AGENCY FOR PERFECTION. Each Lender hereby appoints Administrative Agent as its agent (and Administrative Agent hereby accepts such appointment) for the purpose of perfecting the Agent's Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon Administrative Agent's request therefor shall deliver possession or control of such Collateral to Administrative Agent or in accordance with Administrative Agent's instructions.

     15.15. PAYMENTS BY ADMINISTRATIVE AGENT TO THE LENDERS. All payments to be made by Administrative Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Administrative Agent. Concurrently with each such payment, Administrative Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

     15.16. CONCERNING THE COLLATERAL AND RELATED LOAN DOCUMENTS. Each member of the Lender Group authorizes and directs Administrative Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Administrative Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Administrative Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

     15.17. FIELD AUDITS AND EXAMINATION REPORTS; CONFIDENTIALITY; DISCLAIMERS BY LENDERS; OTHER REPORTS AND INFORMATION. By becoming a party to this Agreement, each Lender:

          (a) is deemed to have requested that Administrative Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a "Report" and collectively, "Reports") prepared by or at the request of Administrative Agent, and Administrative Agent shall so furnish each Lender with such Reports,

          (b) expressly agrees and acknowledges that Administrative Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

          (c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Administrative Agent or other party performing any audit or examination will inspect only


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

specific information regarding Borrower and will rely significantly upon Borrower's and its Subsidiaries' books and records, as well as on representations of Borrower's personnel,

          (d) agrees to keep all Reports and other material, non-public information regarding Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.7, and

          (e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Administrative Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrower, or the indemnifying Lender's participation in, or the indemnifying Lender's purchase of, a loan or loans of Borrower; and (ii) to pay and protect, and indemnify, defend and hold Administrative Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Administrative Agent, and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Administrative Agent in writing that Administrative Agent provide to such Lender a copy of any report or document provided by Borrower or any of its Subsidiaries to Administrative Agent that has not been contemporaneously provided by Borrower or any of its Subsidiaries to such Lender, and, upon receipt of such request, Administrative Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Administrative Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrower or any of its Subsidiaries, any Lender may, from time to time, reasonably request Administrative Agent to exercise such right as specified in such Lender's notice to Administrative Agent, whereupon Administrative Agent promptly shall request of Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from Borrower, Administrative Agent promptly shall provide a copy of same to such Lender, and (z) any time that Administrative Agent renders to Borrower a statement regarding the Loan Account, Administrative Agent shall send a copy of such statement to each Lender.

     15.18. SEVERAL OBLIGATIONS; NO LIABILITY. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Administrative Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

     15.19. BANK PRODUCT PROVIDERS. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Administrative Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider's right to share in payments and collections out of the


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

Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Administrative Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Administrative Agent in writing of the amount of any such liability owed to it prior to such distribution.

     15.20. CO-LEAD ARRANGERS. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, neither WFF as co-lead arranger nor AC Finance LLC as co-lead arranger (collectively, the "Lead Arrangers") shall have any duties or responsibilities in such capacity, nor shall the Lead Arrangers have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Lead Arrangers. Each Lender acknowledges that it has not relied, and will not rely, on the Lead Arrangers in deciding to enter into this Agreement and each other Loan Document to which it is, or may become, a party or in taking or not taking action hereunder or thereunder.

16. GENERAL PROVISIONS.

     16.1. EFFECTIVENESS. This Agreement shall be binding and deemed effective when executed by Borrower, Administrative Agent, and each Lender whose signature is provided for on the signature pages hereof.

     16.2. SECTION HEADINGS. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

     16.3. INTERPRETATION. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

     16.4. SEVERABILITY OF PROVISIONS. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

     16.5. COUNTERPARTS; ELECTRONIC EXECUTION. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

     16.6. REVIVAL AND REINSTATEMENT OF OBLIGATIONS. If the incurrence or payment of the Obligations by Borrower or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a "Voidable Transfer"), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is


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

required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrower automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

     16.7. CONFIDENTIALITY. (a) Administrative Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Administrative Agent and the Lenders in a confidential manner, and shall not be disclosed by Administrative Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group, (ii) to Subsidiaries, Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.7, (iii) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (iv) as may be agreed to in advance by Borrower or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (v) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Administrative Agent or the Lenders), (vi) in connection with any assignment, participation or pledge of any Lender's interest under this Agreement, provided that any such assignee, participant, or pledgee shall have agreed in writing to receive such information hereunder subject to the terms of this Section, and (vii) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.7(a) shall survive for 2 years after the payment in full of the Obligations.

          (b) Anything in this Agreement to the contrary notwithstanding, Administrative Agent may provide information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services.

     16.8. LENDER GROUP EXPENSES. Borrower agrees to pay any and all Lender Group Expenses promptly after demand therefor by Administrative Agent and agrees that its obligations contained in this Section 16.8 shall survive payment or satisfaction in full of all other Obligations.

     16.9. INTEGRATION. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

     16.10. NO NOVATION. This Agreement does not extinguish the obligations for the payment of money outstanding under the Original Credit Agreement or discharge or release the obligations under the Original Credit Agreement or the lien or priority of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Original Credit Agreement or instruments securing the same, which shall remain in full force and effect, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of the Borrower under the Original Credit Agreement from any of their obligations and liabilities as a "Borrower" thereunder; provided, however, that any Default or Event of Default existing under the Original Credit Agreement is hereby waived as of the Closing Date, except to the extent such Default or Event of Default constitutes a Default or Event of Default as of the Closing Date under this Agreement, as amended and restated on the Closing Date. The Borrower hereby (i) confirms and agrees that, except as modified hereby or by instruments executed concurrently herewith, each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects except that on and after the Closing Date of this Agreement all references in any such Loan Document to "the Credit Agreement," "thereto," "thereof," "thereunder" or words of like import referring to the Original Credit Agreement shall mean the Original Credit Agreement as amended and restated by this Agreement and (ii) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Administrative Agent a security interest in or lien on, any collateral as security for the obligations of the Loan Parties from time to time existing in respect of the Original Credit Agreement and the Loan Documents, such pledge, assignment and/or grant of the security interest or lien is hereby ratified and confirmed in all respects.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

                                        TRANSTECHNOLOGY CORPORATION,
                                        a Delaware corporation, as Borrower


                                        By: /s/ Joseph F. Spanier
                                            ------------------------------------
                                        Name: Joseph F. Spanier
                                        Title: Vice President, CFO and Treasurer


                                        WELLS FARGO FOOTHILL, INC.,
                                        a California corporation, as
                                        Administrative Agent and as a Lender


                                        By: /s/ Ronald R. Cote
                                            ------------------------------------
                                        Name: Ronald R. Cote
                                        Title: Vice President


                                        AC FINANCE LLC,
                                        a Delaware limited liability company,
                                        as Co-Lead Arranger


                                        By: /s/ James T. Kelliher
                                            ------------------------------------
                                        Name: James T. Kelliher
                                        Title: Managing Director


                                        ALLIED CAPITAL CORPORATION
                                        a Maryland corporation, as Term Loan B
                                        Lender


                                        By: /s/ James T. Kelliher
                                            ------------------------------------
                                        Name: James T. Kelliher
                                        Title: Managing Director

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.    DEFINITIONS AND CONSTRUCTION.......................................     1
      1.1.     Definitions...............................................     1
      1.2.     Accounting Terms..........................................     1
      1.3.     Code......................................................     1
      1.4.     Construction..............................................     1
      1.5.     Schedules and Exhibits....................................     2
2.    LOAN AND TERMS OF PAYMENT..........................................     2
      2.1.     Revolver Advances.........................................     2
      2.2.     Term Loans................................................     3
      2.3.     Borrowing Procedures and Settlements......................     4
      2.4.     Payments..................................................     9
      2.5.     Overadvances..............................................    12
      2.6.     Interest Rates and Letter of Credit Fee: Rates,
               Payments, and Calculations................................    13
      2.7.     Cash Management...........................................    14
      2.8.     Crediting Payments........................................    15
      2.9.     Designated Account........................................    15
      2.10.    Maintenance of Loan Account; Statements of Obligations....    15
      2.11.    Fees......................................................    15
      2.12.    Letters of Credit.........................................    15
      2.13.    LIBOR Option..............................................    18
      2.14.    Capital Requirements......................................    20
      2.15.    Intentionally Omitted.....................................    20
      2.16.    Securitization............................................    21
3.    CONDITIONS; TERM OF AGREEMENT......................................    21
      3.1.     Conditions Precedent to the Initial Extension of Credit...    21
      3.2.     Conditions Precedent to all Extensions of Credit..........    21
      3.3.     Term......................................................    22
      3.4.     Effect of Termination.....................................    22

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
      3.5.     Early Termination by Borrower.............................    22
4.    REPRESENTATIONS AND WARRANTIES.....................................    23
      4.1.     No Encumbrances...........................................    23
      4.2.     Eligible Accounts.........................................    23
      4.3.     Eligible Inventory........................................    23
      4.4.     Equipment.................................................    23
      4.5.     Location of Inventory and Equipment.......................    23
      4.6.     Inventory Records.........................................    23
      4.7.     Jurisdiction of Organization; Location of Chief Executive
               Office; Organizational Identification Number; Commercial
               Tort Claims...............................................    23
      4.8.     Due Organization and Qualification; Subsidiaries..........    24
      4.9.     Due Authorization; No Conflict............................    24
      4.10.    Litigation................................................    25
      4.11.    No Material Adverse Change................................    25
      4.12.    Fraudulent Transfer.......................................    25
      4.13.    Employee Benefits.........................................    25
      4.14.    Environmental Condition...................................    25
      4.15.    Intellectual Property.....................................    26
      4.16.    Leases....................................................    26
      4.17.    Deposit Accounts and Securities Accounts..................    26
      4.18.    Complete Disclosure.......................................    26
      4.19.    Indebtedness..............................................    26
      4.20.    Taxes and Payments........................................    26
      4.21.    Labor Matters.............................................    27
      4.22.    Material Contracts........................................    27
      4.23.    Inactive Subsidiaries.....................................    27
      4.24.    OFAC; Anti-Terrorism Laws.................................    27
5.    AFFIRMATIVE COVENANTS..............................................    27
      5.1.     Accounting System.........................................    27

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
      5.2.     Collateral Reporting......................................    28
      5.3.     Financial Statements, Reports, Certificates...............    28
      5.4.     Intentionally Omitted.....................................    28
      5.5.     Inspection................................................    28
      5.6.     Maintenance of Properties.................................    28
      5.7.     Taxes.....................................................    28
      5.8.     Insurance.................................................    28
      5.9.     Location of Inventory and Equipment and Chief Executive
               Offices...................................................    29
      5.10.    Compliance with Laws......................................    29
      5.11.    Leases....................................................    29
      5.12.    Existence.................................................    29
      5.13.    Environmental.............................................    29
      5.14.    Disclosure Updates........................................    30
      5.15.    Control Agreements........................................    30
      5.16.    Formation of Subsidiaries.................................    30
      5.17.    Material Contracts........................................    30
      5.18.    Government Contracts......................................    31
      5.19.    Further Assurances........................................    31
      5.20.    Foreign Qualification Certificates........................    31
6.    NEGATIVE COVENANTS.................................................    31
      6.1.     Indebtedness..............................................    31
      6.2.     Liens.....................................................    31
      6.3.     Restrictions on Fundamental Changes.......................    32
      6.4.     Disposal of Assets........................................    32
      6.5.     Change Name...............................................    32
      6.6.     Nature of Business........................................    32
      6.7.     Prepayments and Amendments................................    32
      6.8.     [Intentionally Omitted]...................................    32

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
      6.9.     Consignments..............................................    32
      6.10.    Distributions.............................................    33
      6.11.    Accounting Methods........................................    33
      6.12.    Investments...............................................    33
      6.13.    Transactions with Affiliates..............................    33
      6.14.    Use of Proceeds...........................................    33
      6.15.    Inventory and Equipment with Bailees......................    33
      6.16.    Financial Covenants.......................................    34
      6.17.    Inactive Subsidiaries.....................................    34
      6.18.    Limitations on Dividends and Other Payment Restrictions
               Affecting Subsidiaries....................................    34
7.    EVENTS OF DEFAULT..................................................    35
8.    THE LENDER GROUP'S RIGHTS AND REMEDIES.............................    36
      8.1.     Rights and Remedies.......................................    36
      8.2.     Remedies Cumulative.......................................    37
9.    TAXES AND EXPENSES.................................................    37
10.   WAIVERS; INDEMNIFICATION...........................................    37
      10.1.    Demand; Protest; etc......................................    37
      10.2.    The Lender Group's Liability for Collateral...............    37
      10.3.    Indemnification...........................................    37
11.   NOTICES............................................................    38
12.   CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.........................    39
13.   ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.........................    40
      13.1.    Assignments and Participations............................    40
      13.2.    Successors................................................    42
14.   AMENDMENTS; WAIVERS................................................    42
      14.1.    Amendments and Waivers....................................    42
      14.2.    Replacement of Holdout Lender.............................    43
      14.3.    No Waivers; Cumulative Remedies...........................    44

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
15.   AGENT; THE LENDER GROUP............................................    44
      15.1.    Appointment and Authorization of Administrative Agent.....    44
      15.2.    Delegation of Duties......................................    45
      15.3.    Liability of Administrative Agent.........................    45
      15.4.    Reliance by Administrative Agent..........................    45
      15.5.    Notice of Default or Event of Default.....................    46
      15.6.    Credit Decision...........................................    46
      15.7.    Costs and Expenses; Indemnification.......................    46
      15.8.    Administrative Agent in Individual Capacity...............    47
      15.9.    Successor Administrative Agent............................    47
      15.10.   Lender in Individual Capacity.............................    48
      15.11.   Withholding Taxes.........................................    48
      15.12.   Collateral Matters........................................    50
      15.13.   Restrictions on Actions by Lenders; Sharing of Payments...    50
      15.14.   Agency for Perfection.....................................    51
      15.15.   Payments by Administrative Agent to the Lenders...........    51
      15.16.   Concerning the Collateral and Related Loan Documents......    51
      15.17.   Field Audits and Examination Reports; Confidentiality;
               Disclaimers by Lenders; Other Reports and Information.....    51
      15.18.   Several Obligations; No Liability.........................    52
      15.19.   Bank Product Providers....................................    52
      15.20.   Co-Lead Arrangers.........................................    53
16.   GENERAL PROVISIONS.................................................    53
      16.1.    Effectiveness.............................................    53
      16.2.    Section Headings..........................................    53
      16.3.    Interpretation............................................    53
      16.4.    Severability of Provisions................................    53
      16.5.    Counterparts; Electronic Execution........................    53
      16.6.    Revival and Reinstatement of Obligations..................    53

                                TABLE OF CONTENTS
                                   (continued)

                                                                            Page
                                                                            ----
      16.7.    Confidentiality...........................................    54
      16.8.    Lender Group Expenses.....................................    54
      16.9.    Integration...............................................    54
      16.10.   No Novation...............................................    54

                             EXHIBITS AND SCHEDULES

Exhibit A-1       Form of Assignment and Acceptance
Exhibit B-1       Form of Borrowing Base Certificate
Exhibit C-1       Form of Compliance Certificate
Exhibit L-1       Form of LIBOR Notice

Schedule A-1      Administrative Agent's Account
Schedule C-1      Commitments
Schedule D-1      Designated Account
Schedule E-1      Eligible Inventory Locations
Schedule M-1      Material Contracts
Schedule P-1      Permitted Liens
Schedule R-1      Real Property Collateral
Schedule R-2      Remediation Costs
Schedule 1.1      Definitions
Schedule 2.7(a)   Cash Management Banks
Schedule 3.1      Conditions Precedent
Schedule 4.5      Locations of Inventory and Equipment
Schedule 4.7(a)   States of Organization
Schedule 4.7(b)   Chief Executive Offices
Schedule 4.7(c)   Organizational Identification Numbers
Schedule 4.7(d)   Commercial Tort Claims
Schedule 4.8(b)   Capitalization of Borrower
Schedule 4.8(c)   Capitalization of Borrower' Subsidiaries
Schedule 4.10     Litigation
Schedule 4.14     Environmental Matters
Schedule 4.15     Intellectual Property
Schedule 4.17     Deposit Accounts and Securities Accounts
Schedule 4.19     Permitted Indebtedness
Schedule 4.20     Taxes
Schedule 4.23     Inactive Subsidiaries
Schedule 5.2      Collateral Reporting
Schedule 5.3      Financial Statements, Reports, Certificates